                                                                    Exhibit 99.1
[DVI Financial Services Inc. Logo]

October 29, 2003


I.  Via Facsimile and Overnight Delivery

Timothy G. Pillar
Vice President
U.S. Bank Corporate Trust Services
EP-MN-WS3S
60 Livingston Avenue
St. Paul, MN  55107-2292

Dear Tim:

Enclosed please find the October servicer reports for the payment dates October 11-15, 2003. Given the experience gained in the last several weeks, I anticipate that DVI will file reports in November on a more timely basis.

You will note that the October servicer reports, like those filed for September, are not certified by a DVI officer and reflect a normal waterfall, rather than a waterfall that would accompany an amortization event. Until DVI Financial Services, Inc. ("DVI FS") reaches agreement with the trustee about the existence of an amortization event, DVI FS will continue to withhold servicer advances that it would otherwise make. DVI FS estimates that such advances in October would be $10.6 million.

Over the last month, DVI has continued its collection and workout efforts, while initiating a process to sell its rights to service the nine DVI FS securitizations to one or more institutional accredited investors with substantial experience in servicing assets of the type included in the securitizations.

While DVI has experienced declines in its collection and workout staff since its bankruptcy filing on August 25, 2003, we continue to pursue delinquent obligors through a variety of means. DVI's SPG division has added four temporary collectors, and DVI FS's collectors have been supplemented by an aggressive workout and litigation effort. Since the beginning of September 2003, DVI FS has sent acceleration notices covering $32.7 million of securitized obligations and is readying a number of lawsuits against these borrowers.

As you know, historically, DVI FS typically would repurchase or substitute delinquent leases and loans from the DVI FS securitizations that were near default. DVI FS could then restructure or workout the troubled leases and loans on its balance sheet, free of the constraints specified in the securitization indentures. Given that DVI FS no longer is in a position to repurchase or substitute leases and loans, DVI FS must execute its workout and/or restructuring responsibilities while troubled leases and loans remain inside securitization structures.
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The provisions of the contribution and servicing agreements significantly restrict the ability to reach workout arrangements or accomodations with obligors as long as the affected loans or leases remain in the securitizations, and also do not permit the servicer to remove such securitization assets without contributing assets of an equal value (even where the Servicer believes the likelihood of full collection of the value of the removed assets is low.) Nonetheless, DVI FS intends to work toward settlements with troubled obligors to maximize value to the securitizations and, to that end, DVI FS has entered into restructuring discussions with obligors representing approximately $140 million of securitized obligations. We believe that such settlement discussions may be more efficiently consummated in the bankruptcy court than in other settings.

As mentioned above, DVI FS is in the midst of seeking to sell its servicing rights with respect to the DVI FS securitizations. A number of well respected servicers are currently conducting due diligence, and DVI FS intends to select finalists by Friday, October 31, 2003, and a final winning bidder by the middle of November. Assuming interest is sufficient and the necessary revisions to the securitization documents are made, DVI FS believes it will be able to present the trustee with a settlement proposal well in advance of the proposed servicing transfer, currently scheduled to occur in December 2003.

Finally, DVI has completed a preliminary review of the previously disclosed August calculation error, misapplication of cash, and potential existence of certain unfunded or partially funded lease / loan obligations. I want to emphasize that these events occurred prior to the engagement of AP Services, LLC, an affiliate of AlixPartner LLC, as executive management of DVI. The attached chart has not been reviewed by any third party and is subject to further revisions or changes. DVI presents it solely as an interim update for the trustee and securitization noteholders, but cautions that such results could vary materially in the future based on investigations being conducted by DVI, DVI's Unsecured Creditors Committee and the Examiner appointed by the bankruptcy court.

I look forward to discussing the foregoing with you at your convenience.

Very truly yours,




Montgomery W. Cornell
DVI, Inc.

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A.       DVI Cash and Other Issues by DVI FS Securitization

                                              1999-1          1999-2          2000-1            2000-2           2001-1
                                              ------          ------          ------            ------           ------
DVI Receivables Corporation                    VIII              X              XI                XII              XIV

Pre-petition August calculation error      $  3,670         $  14,091        $       --        $107,928        $164,783

Pre-petition misapplied cash                251,590           101,415           224,911         173,140         496,923

Pre-petition equiptment payables,
unfunded / partially
funded leases and loans*                     34,984            27,261         1,488,336         367,063         250,863
                                           --------          --------        ----------         -------        --------
   Total                                   $290,244          $142,767        $1,713,247        $648,131        $912,569
                                           ========          ========        ==========        ========        ========



                                              2001-2          2002-1          2002-2            2003-1           Total
                                              ------          ------          ------            ------           -----
DVI Receivables Corporation                    XVI             XVII            XVIII              XIX

Pre-petition August calculation error      $ 342,703         $  416,673      $  134,039       $      --      $  1,183,887

Pre-petition misapplied cash                 587,006            568,928         246,940         406,147         3,057,002

Pre-petition equiptment payables,
unfunded / partially
funded leases and loans*                   1,153,529          1,534,694       1,688,745       5,732,691        12,278,165
                                           ---------         ----------      ----------       ----------      -----------
   Total                                   2,083,238         $2,520,295      $2,069,724       $6,138,838      $16,519,054
                                           =========         ==========      ==========       ==========      ===========

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* A portion of such leases and loans likely will result in unsecured claims against the DVI debtors, rather than claims against the securitizations.